[Translation of the Chinese original]

Exhibit 10.31

Serial Number: DTV-C-2007-228

Cooperation Agreement

Party A: Beijing Novel-Tongfang Digital TV Technology Co., Ltd.

Party B: China Electronics Smart Card Co., Ltd.

Party A and Party B, under the principle of mutual benefits, complementary advantage and common development and through friendly consultations, agree on the production of digital television card products as follows:

1.	Processing and Expenses

Party A engages Party B to process its digital television cards. Party A will provide the modules for packaging and Party B will be responsible for manufacturing the card base, packaging, open/short circuit testing and reset testing. The processing fees shall be as follows:

(1)	Digital television card base (PVC) printing expenses: RMB0.50 per card (for any quantity above five thousand cards) or RMB0.60 per card (for any quantity of five thousands cards or less).

(2)	Card packaging: RMB0.30 per card.

The Parties may re-negotiate the prices based on the changes in the market.

2.	Party A’s Responsibilities and Obligations

(1)	Party A shall send to Party B a written “Notice of Job Request” describing each job’s specifications and requirements.

(2)	Such Notice of Job Request shall become valid only after being signed by a Party A’s designated person. Party A shall provide Party B with such person’s written power of attorney issued by Party A.

(3)	Before sending the Notice of Job Request, Party A shall carefully check the words and colors on both sides of the sample card to ensure the accuracy of the Notice of Job Request.

(4)	Party A shall pay Party B the processing fees on time as scheduled pursuant to this Agreement.

3.	Party B’s Responsibilities and Obligations

(1)	Party B shall keep safe the materials provided by Party A and make no disclosure to any third parties. In the event of any leakage of information, Party B shall be fully responsible for all related direct or indirect losses of Party A.

(2)	Party B shall process the digital television cards strictly in line with the technical specifications, quality requirements and delivery instructions as stipulated in Party A’s Notice of Job Request.

(3)	Party B shall provide Party A with a monthly statistic report for Party A’s checking and verification.

(4)	Party B shall keep safe and secure the modules provided by Party A. In the event of any loss incurred by Party A due to failure of safekeeping, Party B shall be liable for any damages pursuant to Article 6 hereof.

(5)	Party B shall package the cards in line with the ISO-7816 standards as well as required technical and quality specifications. The yields for finished products shall be as follows:

A.	card base printing: 100%; and

B.	Where the total number of cards packaged for a month exceeds 200,000, the yield for packaged modules that pass the open/short-circuit testing shall be no less than 99.5% (provided that Party B shall not assume any liabilities for any lower yield due to any reasons caused by the modules provided by Party A).

If Party B fails to meet such requirements, Party B shall be liable for any damages pursuant to Article 7.3 hereof.

4.	Transportation

Party B shall follow the instructions on Party A’s Notice of Job Request to pick up the modules at the places designated by Party A and deliver the final products to the places designated by Party A (such designated places shall be within Beijing). Party B shall bear all the expenses incurred before the delivery of the final products (including the processing and transportation expenses set forth hereunder). Such delivery requires a written cross-receipt signed by both Parties.

5.	Settlement

The fifteenth day of each month shall be the monthly settlement day for the Parties. After the Parties are satisfied with the final products after checking, Party B shall provide Party A on a timely basis a valid value-added tax invoice, and Party A shall make the full payment of the processing fees within 30 days after the date of such invoice.

In the event that it fails to make any due payment on time, Party A shall pay a liquidated damage at the rate of 0.5% of the overdue amount for every 5 days overdue, provided that the aggregated amount of such liquidated damage shall not exceed 5% of the total value of the contract.

All payments between Party A and Party B hereunder shall be settled by inter-bank fund transfers. In the event of any changes in any Party’s bank, account name or account number, the Party who made such change shall notify in writing the other Party of such change 15 days prior to the coming due date for payment as scheduled. The Party who delays in such notification shall bear any loss caused by such delay.

6.	Delivery

Every Friday Party A shall notify Party B in writing of the next week’s production plan to facilitate Party B to make appropriate arrangements efficiently. After receiving Party A’s job order, Party B shall arrange production as required. If Party B does not have card bases in stock, it shall start the packaging on the fourth day after receipt of Party A’s order. If in-stock card bases can be arranged for packaging on the same day, Party B shall deliver 50,000 cards in every 24 hours. If Party A has any urgent order, both Parties may coordinate with each other to arrange the delivery of 70,000 cards in every 24 hours. In the event that such delivery of 70,000 card per 24 hours still cannot meet Party A’s production demands, Party B shall coordinate with Party A and make its best efforts based on the actual circumstances to satisfy Party A’s demands. In the event of any delayed delivery due to any of Party B’s own reasons, Party B shall pay a liquidated damage to Party A ([equal to] due amount (processing fees payable) × 0.04% × number of days overdue).

7.	Warranty and Indemnification

(1)	Party B shall make timely written report to Party A on the production quality of each batch of products. Unless specifically permitted by Party A otherwise, Party B shall decline to process any modules that have scratched surfaces or have a scrap rate over 0.4% without ATR. Party B shall not be responsible for any consequences caused by any products processed with Party A’s specific permission, unless such losses are due to Party B’s reasons.

(2)	Party B shall take responsibilities for the safekeeping and insurance coverage of the materials and final products during the period after such raw materials are delivered to Party B from Party A and before the final products are delivered to Party A. In the event of any loss or damage of any materials or final products, Party B shall pay Party A the market value of such materials and indemnify Party A’s direct economic losses resulting from Party A’s delayed delivery to its customers.

(3)	If Party B fails to perform its obligations under Clause 3.5 hereof, Party A shall be entitled to reject the whole batch of the products and request Party B to take further actions, which may include Party B’s obligations to indemnify for any cost of the materials and any direct losses caused by Party B’s re-processing as well as to waive the processing fees for the defective products.

8.	Force Majeure

If any Party fails to perform its obligations hereunder due to any war, serious natural disaster and any other force majeure event agreed to by both Parties, the affected Party shall notify the other Party in writing of such force majeure event within 15 days after the occurrence of such event and provide the other Party any evidencing documents and shall not be liable for any consequences.

9.	Any other matters that are not addressed to herein shall be dealt with through friendly consultations between both Parties.

10.	All disputes arising out of the performance hereunder shall be first attempted to be solved through friendly consultations. If such consultations fail, any Party may submit such dispute to the Beijing Municipal Arbitration Tribunal for arbitration.

11.	This Agreement shall come into effect upon the signing and affixing of seals by both Parties. The term of this Agreement shall be one year and may be renewed upon the expiration. This Agreement shall be made in two original copies with equal legal force and effect. Each Party shall hold one copy.

12.	After the effective day of this Agreement, the agreement of Series No. DTV-C-2006-216 shall automatically terminate.

Party A: Beijing Novel-Tongfang Digital TV Technology Co., Ltd.

Representative: /s/ Shizhou Shen

Date: July 18, 2007

Party B: China Electronics Smart Card Co., Ltd.

Representative: /s/ Di Xue

Date: July 18, 2007